UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SELECT COMFORT CORPORATION
(Name of Registrant as Specified in Its Charter)

BLUE CLAY CAPITAL PARTNERS CO III LP BLUE CLAY CAPITAL MASTER FUND LTD BLUE CLAY CAPITAL MANAGEMENT, LLC GARY S. KOHLER BRIAN R. DURST ADAM J. WRIGHT BRIAN A. SPALY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Blue Clay Capital Management, LLC, together with the other the participants named herein (collectively, “Blue Clay”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying BLUE proxy card to be used to solicit votes for the election of Blue Clay’s slate of two highly-qualified director nominees to the Board of Directors of Select Comfort Corporation, a Minnesota corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

Item 1: On May 12, 2015, Blue Clay issued the following press release announcing the withdrawal of its slate of nominees for election to the Board of Directors of the Company at the Annual Meeting.  Blue Clay will not vote any proxies received from stockholders of the Company at the Annual Meeting.

BLUE CLAY ENCOURAGED BY BOARD’S IMPLEMENTATION OF BLUE CLAY’S RECOMMENDED ACTIONS,
WITHDRAWS PROXY SOLICITATION AT SELECT COMFORT CORPORATION

Blue Clay Will Continue to Monitor Progress and Hold the Board Accountable to Shareholders

Minneapolis, MN – May 12, 2015 – Blue Clay Capital Management, LLC (together with its affiliates and other participants in its solicitation, “Blue Clay”), beneficial owners of 1,053,435 shares of common stock of Select Comfort Corporation (NASDAQ: SCSS) (“Select Comfort” or the “Company”), today issued an open letter to shareholders of Select Comfort announcing that, in recognition of the Company’s progress in implementing Blue Clay’s recommended actions, Blue Clay has determined to withdraw its slate of two director nominees for election to the Board of Directors of the Company at its upcoming 2015 annual meeting.  The full text of the letter follows:

Dear Fellow Select Comfort Shareholders:

Over five months ago, we nominated our two highly-qualified candidates for election to the Board of Directors (the “Board”) of Select Comfort Corporation (“Select Comfort” or the “Company”).  In a detailed presentation to management and the Board chairman, we stated, “Blue Clay applauds the Company’s brand development, product innovation and customer experience.  However, greater focus is needed on increasing store count, expanding margins and increasing per share shareholder value.”  We proposed to work collaboratively with the Board and management to enhance per share shareholder value.  Since that time, we are pleased to have seen numerous actions taken by the Company in response to our nominations and our carefully researched analysis of the Company’s financial performance, capital allocation decisions and the future opportunities that exist to maximize value for all shareholders.

New Store Growth:

We strongly urged the Company to focus on high-ROIC new store growth and significantly increase store openings from its current level of approximately 463.  Following our discussions, management has increased its goal from 550 to 650 stores.  We believe that this is a step in the right direction, and that store openings will accelerate in previously identified new and underpenetrated markets as the Board and management come to realize our recommendation for faster, but thoughtfully staged growth, is not risky, as it has been characterized, but rather the highest ROIC strategy available.  As we have highlighted in our analysis for the Company and for shareholders, the existing national advertising program has fostered a high level of awareness in markets with low store densities.  This awareness should ensure new stores are well-received, and growing revenue in these markets should help to spread the expense of a national advertising program across a greater amount of sales, generating a higher return for shareholders.

Capital Allocation and Focus on ROIC:

We advised the Board and management to modify and greatly increase the Company’s share repurchase program, prompting the Company to change its repurchase objective from “maintain[ing] common shares outstanding at current levels” to a more sensible approach that repurchases be “accretive to earnings.”  Further, the Company doubled its monthly share repurchase to $10 million in March 2015, which we support.  Lastly, and most importantly, the Board and management have now incorporated an ROIC framework in their share repurchase decisions, as well as in performance metrics for the Company’s executive compensation.  We believe ROIC should drive every spending or investment decision and are hopeful that the Board and management will continue to be guided by this fundamental premise.

Since we submitted our nominations on December 4, 2014, as the Board and management began implementing our recommended changes and supported the stock with increased share repurchases and investor communication, the Company’s stock price has increased by 21.9%.  As long-term holders, we are hopeful the Company will continue to make changes that benefit shareholders.  Specifically, we hope that the Company will move to (1) open the four remaining markets previously identified by management to be developed by 2014, (2) close the significant gap to historical margin guidance, and (3) further improve capital allocation by returning more cash to shareholders and reducing annual capital expenditures to focus on new store growth once the ERP and store remodel and relocation program are concluded later this year.

In recognition of the Company moving in the overall direction of our recommendations, we are withdrawing our slate of two director nominees for election to the Board at this year’s annual shareholders meeting.  We remain excited about the opportunity ahead for the Company and will continue to encourage the Board and management to embrace the strategic initiatives that we have advanced but that have not yet been adopted.  We sincerely hope that the Board and management will be amenable to considering alternative views expressed by shareholders and continue to foster the direct line of communication with investors that was opened as a result of our nominations.  We look forward to working constructively with the Board and management to maximize value for all shareholders.

We want to thank the many shareholders that have expressed their support for our candidates.  As we have said many times, we are long-term shareholders, interested in long-term results, and we will continue to press for positive change at Select Comfort.  We expect the Board and management to deliver on the promises they have made, and as shareholders will continue to hold them accountable for achieving the Company’s long-term performance objectives.

About Blue Clay Capital Management:

Blue Clay Capital Management is an alternative investment management firm with an experienced team focused on small- and mid-cap publicly-traded securities.  With a focus on capital preservation and through our fundamental and long-term investment approach, Blue Clay aims to deliver superior absolute results.  The firm is located in Minneapolis, Minnesota and was founded in 2011 by Gary Kohler, Adam Wright and Brian Durst.

Investor Contact:

Fred Steiner
Blue Clay Capital Management
(612) 200-1748